Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) is entered into between Citi Trends, Inc., a Delaware corporation, including its subsidiaries, affiliates, divisions, successors, and related entities (the “Company”), and David N. Makuen, an individual (the “Executive”), as of February 17, 2020, to be effective as of March 9, 2020.

WHEREAS, the Company and the Executive are also parties to an Employment Non-Compete, Non-Solicit and Confidentiality Agreement (the “Confidentiality Agreement”) and certain restricted stock award and stock option agreements (collectively, the “Equity Agreements”), which are to remain in full force and effect;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.                  Termination Payments and Benefits. Regardless of the circumstances of the Executive’s termination, Executive shall be entitled to payment when due of any earned and unpaid base salary, any earned but unpaid annual cash incentive for the calendar year preceding the calendar year in which the termination occurs, expense reimbursements and vacation days accrued prior to the termination of Executive’s employment, and other unpaid vested amounts or benefits under Company retirement and health benefit plans, and, as applicable, under Equity Agreements in accordance with their terms, and to no other compensation or benefits.

(a)               If (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates employment with the Company , provided that (a) either Executive’s job duties have been materially and permanently diminished or the Executive’s compensation has been materially decreased and (b) Executive provides written notice to the Company within ninety (90) days of the occurrence of an aforementioned event and the Company fails to cure the event within thirty (30) days following the Company’s receipt of the Executive’s written notice, then, in the case of either (i) or (ii) above, the Company will provide the Executive with separation payments of twelve (12) months base salary at Executive’s base salary rate at the time of Executive’s termination; to be paid in twenty-six (26) regular bi-weekly pay periods beginning on the first pay period occurring after the sixtieth (60th) day following the Executive’s termination, provided the Executive executes and does not subsequently revoke the Separation and General Release Agreement referenced below within such sixty (60) day period.

(b)               For a period of twelve (12) months from the Executive’s separation from service, the Company will pay to the Executive an amount, minus all applicable taxes and withholdings, equal to the full monthly cost (including any portion of the cost previously paid by the employee) to provide the same level of group health benefits maintained by Executive as of Executive’s separation from service, provided the Executive executes and does not subsequently revoke the Separation and General Release Agreement referenced below within such sixty (60) day period.

(c)               The separation payments and benefits described in Sections 1(a) and 1(b), above, are conditioned upon Executive executing a Separation and General Release Agreement at the time of termination, which releases and waives any and all claims against the Company and its affiliated persons and companies, and is acceptable to the Company.

(d)               In all other circumstances of separation, including if the Executive resigns (other than under circumstances described in Section 1(a)(ii) above), retires or is terminated for Cause, the Executive shall not be entitled to receive any separation payments or benefits.

(e)               For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)               commission of an act of fraud or dishonesty, the purpose or effect of which, in the Board’s sole determination, adversely affects the Company;

(ii)              conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude (whether by plea of nolo contendere or otherwise);

(iii)              engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company, the purpose or effect of which, in the Board’s sole determination, adversely affects the Company;

(iv)            material breach of any of the Executive’s obligations as an employee or stockholder as set forth in the Company’s Information Security Policies and Code of Business Conduct, the Confidentiality Agreement or any other written agreement in effect between the Company and the Executive; provided that, in the event such breach is susceptible to cure, the Executive has been given written notice by the CEO and/or Board of such breach and thirty (30) days from such notice fails to cure the breach; or

(v)             continued failure or refusal to perform any material duty or responsibility under this Agreement or a determination that the Executive has breached his fiduciary obligations to the Company; provided that, in the event such failure, refusal or breach is susceptible to cure, the Executive has been given written notice by the Board of such failure, refusal or breach, specifying the particulars thereof in reasonable detail, and the Executive thereafter fails to cure such failure, refusal or breach within thirty (30) days of his receipt of such written notice.

2.                  Notice. The Executive will send all communications to the Company in writing, to: Executive Vice President of Human Resources, Citi Trends, Inc., 104 Coleman Blvd., Savannah, Georgia 31408, Fax: (866) 231-8835. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing at his office and home address as reflected in the Company’s records.

3.                  Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

4.                  Choice of Law and Venue. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws). Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatham, City of Savannah.

5.                  Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and Executive’s estate, but the Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which Executive participates. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

6.                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

7.                  Entire Agreement. This Agreement and the Confidentiality Agreement between the parties constitute the entire agreement between the parties and supersede any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and the Executive relating to the subject matter hereof (including, without limitation, the Prior Severance Agreement), except for the Equity Agreements, which are to remain in full force and effect. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both the Company and the Executive. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

8.                  Employment At-Will Relationship. Executive and the Company agree that nothing in this Agreement alters the at-will nature of Executive’s employment relationship with the Company.

9.                  Internal Revenue Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). For purposes of Section 409A, each installment payable under Section 1(a) and 1(b) of this Agreement shall be deemed to be a separate payment.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year set forth below, to be effective as of March 9, 2020.

CITI TRENDS, INC.

By:	/s/ Peter R. Sachse
Name:	Peter R. Sachse
Title:	Interim Chief Executive Officer

Dated:	February 17, 2020

/s/ David N. Makuen
Employee Name: David N. Makuen

Dated:	February 17, 2020

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